Exhibit 4.40

AMENDED AND RESTATED

SHAREHOLDERS’ LOAN AGREEMENT

Dated 10 November 2021

entered into between

Höegh LNG Partners Operating LLC

and

Mitsui O.S.K. Lines, Ltd.

and

Tokyo LNG Tanker Co., Ltd.

as Lenders

and

SRV Joint Gas Two Ltd.

as Borrower

THIS AMENDED AND RESTATED AGREEMENT (the “A&R Agreement”) is made effective as of 10th day of November 2021, and entered into between

(1)	Höegh LNG Partners Operating LLC, a company incorporated pursuant to the laws of Marshall Islands, having its principal address at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“HLPO”);

(2)	Mitsui O.S.K. Lines, Ltd., a company incorporated pursuant to the laws of Japan, having its principal offices at 1-1, Toranomon, 2-Chome, Minato-ku, Tokyo, Japan 105-8688 (“MOL”);

(3)	Tokyo LNG Tanker Co. Ltd., a company incorporated pursuant to the laws of Japan, having its principal offices at 1-5-20, Kaigan, Minato-ku, Tokyo, Japan 105-8527 (“TLT”);

(each the “Lender”, and collectively the “Lenders” or the “Shareholders”);

and

(4)

SRV Joint Gas Two Ltd., a company incorporated pursuant to the laws of the Cayman Islands, having its registered offices at Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands (the “Company”).

WHEREAS:

A.

The Company is the owner of one shuttle and regasification vessel named Cape Ann (Builder’s hull number 1689 (the “Vessel”), delivered from the yard on 1 June 2010. The Company is the Borrower under a term loan facility agreement dated 20 December 2007 (as amended), an agreement which will be refinanced end November 2021 (the “Facility Agreement”).

B.

MOL, TLT and HLPO have entered into a shareholders’ loan agreement dated 20 December 2007, as amended as of 25 May 2010 and as novated and amended as of 31 August 2010, and as amended and restated as of 8 August 2014, in the amount of up to USD 50,000,000 (the “Shareholders’ Loan Agreement”).

C.	The Lenders have agreed to extend the maturity date of the Agreement and to reduce the amount by entering into this amended and restated agreement.

D.

The A&R Agreement shall be unsecured and subordinated to all and any of the liabilities of the Borrower under the Facility Agreement (as amended from time to time) between, inter alia, the Company as Borrower, the Shareholders as Sponsor and Mizuho Bank, Ltd. as Agent.

Terms defined in the Shareholders’ Agreement shall, unless the context requires otherwise, have the same meanings when used in this A&R Agreement.

NOW THEREFORE, the parties hereto have agreed that the Lenders shall provide shareholder loans to the Company on the terms and conditions as follows:

1.	LENDERS

HLPO, MOL and TLT in proportion to their respective relative shareholding in the Company.

2.	LOAN AMOUNT

The total loan amount to be up to USD 4,700,000.

3.	ADVANCES

The Company acknowledges that, as at the date hereof, the Company is indebted to HLPO, MOL and TLT, respectively, in the amount of USD 922,384, USD 894,712 and USD 27,672 including accrued interest (accrued interest up until and including 30th September 2021)

4.	TERM

The loans shall have a term corresponding to the period prior to the 20th anniversary of the Delivery Date.

5.	REPAYMENT

The principal amount outstanding including accrued interest shall be repaid on “pay you earn” basis within the 20th anniversary of the Delivery Date. It is agreed and acknowledged between the parties, that repayment shall be prioritized to any dividend payments by the Company to the Lenders.

6.	INTEREST

The loans shall bear an interest rate of 8 (eight) % p.a. Interest shall be accrued quarterly at the last day of June, September, December and March of each year, and capitalised into the loan balance.

7.	PREPAYMENT

The Company shall be free to prepay the outstanding loan amount without penalty in whole or in parts at any time subject to 3 (three) business days prior notice provided that any prepayment shall be made rateably to each Lender.

8.	EXPENSES

Any expenses incurred by the Lenders in relation to entering into this A&R Agreement shall be borne by the Company.

9.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English Law.

For and on behalf of Mitsui O.S.K. Lines, Ltd. (as Lender)	For and on behalf of Höegh LNG Partners Operating LLC (as Lender)

/s/ Takeshi Hashimoto	/s/ Håvard Furu
Name: Takeshi Hashimoto	Name: Håvard Furu
Title: a Representative Director	Title: Authorized Signatory

For and on behalf of Tokyo LNG Tanker Co., Ltd. (as Lender)	For and on behalf of SRV Joint Gas Two Ltd. (as Borrower)

/s/ Atsunori Takeuchi	/s/ Vegard Hellekleiv
Name: Atsunori Takeuchi	Name: Vegard Hellekleiv
Title: Representative Director	Title: Director